EXHIBIT 99

N  E  W  S     R  E  L  E  A  S  E

CONTACTS:

Investors: Gregory M. Dearlove Vice President & Chief Financial Officer (716) 887-7262	Media: Claire Baillargeon Smith Director of Marketing & Corporate Relations (513) 564-0909, ext. 1728

CTG Returns to Profitability in 2001 Third Quarter

Improvements Reported in Cash Earnings and Net Income

BUFFALO, N.Y. — October 15, 2001 — CTG (NYSE: CTG), an international information technology (IT) solutions and staffing company, today announced its financial results for the third quarter of 2001, which ended on September 28, 2001. CTG’s third quarter 2001 revenues were $75.1 million, compared to revenues of $79.8 million in the third quarter of 2000. CTG’s net income for the 2001 third quarter was $0.2 million, or $0.07 cash income per diluted share and $0.01 net income per diluted share, compared to a 2000 third quarter net loss of $0.2 million, or $0.05 cash income per diluted share and a $0.01 net loss per diluted share. Cash income excludes the amortization of goodwill and other identifiable intangibles, which are non-cash expenses.

For the first three quarters of 2001, CTG reported revenues of $241.6 million compared to revenues of $262.3 million in the first three quarters of 2000. CTG’s net loss for the first three quarters of 2001 was $2.6 million, or $0.03 cash income per diluted share and a $0.16 net loss per diluted share, compared to a net loss of $5.8 million, or a $0.12 cash loss per diluted share and a $0.36 net loss per diluted share, in the corresponding 2000 period. The net loss per diluted share for the 2000 year-to-date period includes a net after-tax restructuring charge of $0.18 per diluted share.

“CTG’s financial performance continues to reflect broad-based reductions and delays in corporate spending for information technology services,” said CTG President and Chief Executive Officer James R. Boldt. “While third quarter revenues were slightly below our initial forecast, CTG returned to modest profitability and reported bottom-line results consistent with expectations based on our ability to align our cost structure with recent revenues. Since the first quarter of 2001, we have reduced CTG ‘s selling, general, and administrative expenses by 21 percent on an annualized basis, and we will remain vigilant in our efforts to match costs with current revenues.

“Although our staffing business is currently experiencing lower demand due to the economic slowdown in the United States and Europe, health care and application management outsourcing stand out as two areas of significant growth opportunity in the IT services sector where CTG is well-positioned to win new business,” Mr. Boldt continued. “During the third quarter, CTG experienced a double-digit sequential increase in health care revenues as health care providers are increasingly looking to use IT to reduce operating costs. We expect continued increases in health care revenue as the deadlines for full compliance with HIPAA (the Health Insurance Portability and Accountability Act) draw closer. More companies, including health care providers, are also considering application management outsourcing as a way to lower their costs, and that is reflected in a recent increase in our proposal activity.”

CTG also issued guidance for the fourth quarter of 2001. Based on current business and market conditions, CTG expects that its revenues and net income or loss per share for the fourth quarter of 2001 will range from $71 million to $73 million and $.04 to $.07 cash income per diluted share or a net loss of $0.02 to net income of $0.01 per diluted share, respectively.

“We are continuing to limit our guidance to the current quarter based on the widespread uncertainty in the economy,” Mr. Boldt concluded. “CTG has held its own through a very difficult period for our industry and is reporting positive operating results at a time when many competitors are not. Our plan going forward is to primarily focus our efforts on those areas of our business — staffing, application management outsourcing, and health care IT consulting — where the growth potential and CTG’s capabilities and market position are strongest.”

Backed by 35 years’ experience, CTG provides IT application management, consulting, software development and integration, and staffing solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated services and proprietary ISO 9001-certified service methodologies. Our 3,400 IT professionals in nearly 50 offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2000 Form 10-K and Management’s Discussion and Analysis section of the Company’s 2000 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

CTG will hold a conference call on October 16, 2001 at 11:00 AM Eastern Time to discuss its financial results and business strategy. CTG President and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-800-248-9412 between 10:45 AM and 10:50 AM and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 1:00 PM Eastern Time October 16, 2001 and 1:00 PM Eastern Time October 17, 2001 by dialing 1-800-633-8284 and requesting reservation number 18014183.

-- END--

Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.

COMPUTER TASK GROUP, INCORPORATED (CTG)
Consolidated Statements of Operations

(amounts in thousands except per share data)

                                                             For the Quarter Ended          For the Three Quarters Ended
                                                          Sept. 28,        Sept. 29,        Sept. 28,         Sept. 29,
                                                             2001             2000              2001             2000
                                                        ----------------------------      ------------------------------
Revenue                                                 $  75,065       $   79,842        $  241,589       $  262,305
Direct Costs                                               52,723           55,190           171,003          186,207
Selling, General and Administrative Expenses               21,275           23,630            71,302           78,676
Restructuring Charge (Credit)                                               (1,538)                             4,157
                                                           ------           -------         ---------         --------
Operating Income  (Loss)                                    1,067            2,560              (716)          (6,735)
Net Other Expense                                            (808)            (766)           (2,941)          (2,222)
                                                           ------           -------         ---------         --------
Income (Loss) Before Income Taxes                             259            1,794            (3,657)          (8,957)
Provision (Benefit) for Income Taxes                           77            2,003            (1,102)          (3,125)
                                                           ------           -------         ---------         --------
Net Income (Loss)                                             182             (209)           (2,555)          (5,832)
                                                           ------           -------         ---------         --------
Net Income (Loss) Per Share:
         Basic and Diluted                                 $ 0.01           $(0.01)         $  (0.16)         $ (0.36)
                                                           ------           -------         ---------         --------
         Cash*                                             $ 0.07           $ 0.05          $   0.03          $ (0.12)
                                                           ------           -------         ---------         --------
Weighted Average Shares Outstanding:
         Basic, Diluted and Cash                           16,443           16,207            16,415           16,140

*Cash income (loss) per share excludes amortization of goodwill and other intangible assets. Cash income (loss) per share is not a measurement of earnings per share in accordance with Generally Accepted Accounting Principles.

COMPUTER TASK GROUP, INCORPORATED (CTG)
Consolidated Balance Sheets

(amounts in thousands)

                           Sept. 28,     Sept. 29,                                 Sept. 28,       Sept. 29,
                             2001          2000                                      2001            2000
                         -------------------------                                 --------------------------
Current Assets:                                       Current Liabilities:

Cash and Cash
Equivalents               $  6,586     $   6,671      Accounts Payable               $   9,059     $ 10,534

Accounts Receivable, Net    60,562        59,669      Accrued Compensation              23,134       21,536

Other Current Assets         3,619         4,849      Income Taxes Payable               3,133        3,859

                                                      Other Current Liabilities          7,873       12,228

   Total Current                                         Total Current
   Assets                   70,767        71,189         Liabilities                    43,199       48,157

Property and Equipment,
Net                         13,415        13,964      Long-term Debt                    23,508       23,550

Other Assets                79,244        84,707      Other Liabilities                 10,228       10,409

                                                      Shareholders' Equity              86,491       87,744

                                                         Total Liabilities and
   Total Assets          $ 163,426     $ 169,860         Shareholders' Equity        $ 163,426    $ 169,860
                         =========     =========                                     =========    =========